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                                                                   Exhibit 10.17
                                  KEY EMPLOYEE
                                 LIFE INSURANCE
                                    PROGRAM















                                    [LOGO]








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

                                                                   PLAN OVERVIEW
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PLAN OVERVIEW                       Taneytown Bank & Trust Company's Key
                                    Employee Life Insurance Program provides designated employees with a life insurance benefit for their beneficiaries.

                                    The following is a summary of the provisions of the Key Employee Insurance Program. As with any plan summary, the official controlling provisions of the plan are contained in the Split Dollar Assignment Agreement. In the case of any discrepancies, the Split Dollar Assignment Agreement will govern.

                                    The highlights of the Plan are as follows:

                                    -        Your beneficiaries will receive a
                                             benefit equal to 4x's your salary
                                             pre- and post-retirement according
                                             to your Split Dollar Assignment
                                             Agreement. This benefit will change
                                             as your compensation changes.

                                    -        You will be the owner of a
                                             Universal Life Insurance policy
                                             that the Bank will make premium
                                             payments on according to the Split
                                             Dollar Assignment Agreement.

                                    -        You will assign a portion of the
                                             death benefit and cash value of the
                                             policy to the Bank equal to
                                             cumulative premiums plus a cost of
                                             money.

                                    -        Cash value will accumulate to each
                                             participant over and above what has
                                             been assigned to the Bank based on
                                             your Split Dollar Assignment
                                             Agreement.



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                                                                   PLAN OVERVIEW
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ELIGIBILITY                         Executives are eligible to participate in
                                    the Plan if you have more than one year of service at the vice president level or above as approved by the compensation committee. Your eligibility as a participant will be determined based on your contribution to the growth and success of the Bank. Entry into the Plan will occur once at the beginning of each calendar year.

ENROLLMENT                          In order to participate in the Plan you
                                    must:

                                    -        Complete a life insurance
                                             application

                                    -        Complete a medical examination

                                    -        Sign the Split Dollar Assignment
                                             Agreement

YOUR BENEFIT                        Your benefit is determined annually based on
                                    a 4x's your current salary as indicated in your Split Dollar Assignment Agreement.

PLAN PARTICIPATION                  Participation in the plan is based on
                                    insurability.

RETIREMENT AGE                      Normal retirement for purposes of the plan
                                    is age 65.

POST-RETIREMENT                     You will continue to accumulate cash value
                                    and your beneficiaries will be entitled to receive a survivor benefit post-retirement equal to 4x's your final salary.

TERMINATION                         Upon termination, the Bank will continue to
                                    pay premiums in exchange for your payment of the difference between the Bank's cumulative premium payments and the Bank's cash value in the insurance policy. This payment must occur within 30 days after termination. In addition, you will have the opportunity to acquire a loan from the bank for such payment. The term of the note shall be five years and on such additional terms that comply with the then applicable standards set forth in Regulation O of the Board of Governors of the Federal Reserve System.

                                    Upon termination if a participant elects to pay the difference between premium and cash value, they will retain their life insurance coverage post-termination at 4x's final salary and the amount of cash value owned by the participant will be frozen at termination if termination occurs during the premium paying years. The participant will not have access to any cash value prior to age 62 unless approved by the Board of Directors.

                                                                   PLAN OVERVIEW
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BENEFICIARY DESIGNATION             You may name one or more beneficiaries in
                                    your application for insurance, and you may change your beneficiary at any time, unless an irrevocable beneficiary has been named. According to your Split Dollar Assignment Agreement, the Bank will receive a portion of the total death benefit equal to cumulative premium payments plus a cost of money and your beneficiary will receive a death benefit equal to a multiple of your salary.

TERMINATION OF COVERAGE             According to your Split Dollar Assignment
                                    Agreement, if the Bank elects to terminate the plan, you will have the option to maintain your policy by making minimum premium payments. The participant would receive and have immediate access to any cash value that has accumulated in excess of the Bank's cumulative premium payment plus a cost of money.

PARTICIPANT COSTS                   An economic benefit is created for
                                    participant due to the Bank's part in
                                    providing life insurance coverage. This
                                    economic benefit is determined by the
                                    carrier's term rates below multiplied by the amount of coverage provided divided by $1,000. For example, a 45 year old with a $100,000 benefit would have an economic benefit of $60 ($100,000 *.60 / $1,000).
                                    This amount is subject to income tax in
                                    compliance with income tax regulations.



                                AGE       COST PER $1,000     AGE      COST PER $1,000
                                ---       ---------------     ---      ---------------
                                34              .39            50            .80
                                35              .40            51            .85
                                36              .41            52            .91
                                37              .42            53            .97
                                38              .43            54           1.03
                                39              .44            55           1.10
                                40              .45            56           1.19
                                41              .47            57           1.32
                                42              .50            58           1.47
                                43              .53            59           1.63
                                44              .56            60           1.80
                                45              .60            61           1.97
                                46              .63            62           2.15
                                47              .67            63           2.35
                                48              .71            64           2.57
                                49              .75            65           2.80

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                                                                   PLAN OVERVIEW
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FORFEITURE AND RESTRICTIVE          There will be a risk of forfeiture of split
COVENANT dollar benefits including the cash surrender value owned by the executive if the cash surrender value exceeds $5,000 and the participant is in violation of the restrictive covenant as defined in the plan document.


                                    In the event that the participant has been engaged in fraud, embezzlement, theft or commission of a felon or dishonesty in the course of his or her employment by the Bank that has damaged it; or that the participant has disclosed trade secrets of the Bank or its affiliates; or the participant is removed or prohibited from from being an institutional-affiliated party be a final order of an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act or by Maryland Banking Commissioner pursuant to state law, the participant shall forfeit all rights to the policy.

                                                                   PLAN OVERVIEW
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

    Sample Executive
    ----------------------------------------------------------------------------------------------------------------------
                                    Cumulative     Corporate          Executive Cash         Executive      Executive
        Age         Premium          Premium      Cash Value            Value              Salary @ 3%   Death Benefit
    ----------------------------------------------------------------------------------------------------------------------

        49          32,973           32,973           31,623                0               84,000         336,000
        50          32,973           65,946           63,814                0               86,520         346,080
        51          32,973           98,919           97,499                0               89,116         356,462
        52          32,973          131,892          131,522                0               91,789         367,156
        53          32,973          164,865          167,524                0               94,543         378,171
        54          32,973          197,838          202,031              2,723             97,379         389,516
        55          32,973          230,811          236,414              7,764            100,300         401,202
        56            0             230,811          237,832             19,060            103,309         413,238
        57            0             230,811          239,259             31,322            106,409         425,635
        58            0             230,811          240,695             44,639            109,601         438,404
        59            0             230,811          242,139             61,258            112,889         451,556
        60            0             230,811          243,592             78,864            116,276         465,103
        61            0             230,811          245,053             97,483            119,764         479,056
        62            0             230,811          245,524            117,279            123,357         493,427
        63            0             230,811          248,003            138,346            127,058         508,230
        64            0             230,811          248,003            160,712            130,869         523,476
        65            0             230,811          248,003            184,565            134,795         523,476


SITUATION 1 - If the executive terminates in YEAR 3 and elects to continue life insurance coverage (4x's salary), they would pay the Bank $1,420 and their portions of cash value and death benefit would be frozen at $0 and $356,462 respectively. In addition, the executive would not be subject to the restrictive covenant. If the executive chooses to buy-out the policy from the bank in its entirety, they will pay the bank e.g. $97,499 and assume premium payments moving forward.

SITUATION 2 - If the executive terminates in YEAR 6 and elects to continue life insurance coverage (4x's salary), they would not be required to make any payments to the Bank and their portions of cash value and death benefit will be frozen at $2,723 and $389,516 respectively. In addition, the executive would not be subject to the restrictive covenant. If the executive chooses to buy-out the policy from the bank in its entirety, they will pay the bank e.g. $202,031 and assume premium payments moving forward.

SITUATION 3 - If the executive terminates in YEAR 7 and elects to continue life insurance coverage (4x's salary), they would not be required to make any payments to the Bank and their portions of cash value and death benefit will be frozen at $7,764 and $401,202 respectively. In addition, the executive would be subject to the restrictive covenant. If the executive chooses to buy-out the policy from the bank in its entirety, they will pay the bank e.g. $236,414 and assume premium payments moving forward.

SITUATION 4 - If the executive terminates in YEAR 10 and elects to continue life insurance coverage (4x's salary), they would not be required to make any payments to the Bank. Their portion of cash value (e.g. $44,639) will continue to grow and the death benefit will be frozen at $438,404. In addition, the executive would be subject to the restrictive covenant. If the executive chooses to buy-out the policy from the bank in its entirety, they will pay the bank e.g. $240,695 and assume premium payments moving forward if any.

                                               SPLIT DOLLAR ASSIGNMENT AGREEMENT
                                               ---------------------------------


         WHEREAS, Taneytown Bank & Trust Company has instituted a key employee split dollar insurance program ("Key Employee Insurance Program") designed to retain the employment of key employees;

         WHEREAS, Taneytown Bank & Trust Company caused the John Hancock Mutual Life Insurance Company ("John Hancock") through its agent,
____________________________, to issue a universal life insurance policy, Policy Number __________ ("Policy"), with a contract date of ________________ to ____________________ as a part of the Key Employee Insurance Program;

         WHEREAS, _____________________, hereinafter referred to as "Owner" or "Insured" had initially received on ________________ a universal life insurance policy in the specified amount of $_______ , the Insured, and as may be hereinafter adjusted.

         WHEREAS, Taneytown Bank & Trust Company of 222 East Baltimore Street, Taneytown, Maryland, hereinafter referred to as "Assignee-Owner or Bank" desires to assist Owner in maintaining the above-described policy on the life of ____________________________, and further desires to own and receive an amount as hereinafter described as key employee protection. Therefore, Assignee-Owner agrees to receive, by way of this Assignment, a limited policy ownership as hereinafter described in this Assignment; and

         WHEREAS, ____________________ has been given an illustration of said policy prior to its issuance showing the split of net death and net cash value in said policy based on certain assumptions and using Current Rates contained in the illustration (a copy of which is attached to this Assignment);

         NOW THEREFORE, in consideration of the premises and mutual covenants, agreements, representations, and warranties herein contained, the parties, intending to be legally bound, do hereby agree as follows:

         1. DEFINITIONS.

            "CASH VALUE": shall mean the policy's cash value as that term is defined in the policy.

         2. OWNERSHIP OF POLICY. The insured of the Policy is_________________.

         3. PAYMENT OF PREMIUMS. Bank shall pay the annual premium set forth in policy . Bank shall pay the annual premium for as long as it maintains the Key Employee Insurance Program and the Insured is a full-time employee as of each annual premium date. In the event Assignee-Owner discontinues the Key Employee Insurance Program, it will promptly notify the Insured.

         4. LIMITED POLICY OWNERSHIP RIGHT.

                  (a) Assignee-Owner shall at any point in time have an interest in said policy in an amount equal to the premiums payments and costs of funds made on behalf of the Insured.

                  (b) Assignee-Owner alone will, to the extent of its policy interest, receive from the Owner an amount equal to such interest upon surrender or cancellation of the policy by the Owner or receive such interest from the death proceeds, upon the death of the Insured.

                  (c) The Assignee-Owner shall have the right to borrow against the Cash Value to the extent of its interest without the written consent of Insured provided such borrowing does not cause the policy to lapse or otherwise be canceled.

         5. OWNER'S RETAINED INCIDENTS OF OWNERSHIP. Except as to the limited policy ownership rights specifically granted Assignee-Owner herein, or as provided in Section 9, Owner retains all incidents of ownership (including the right to surrender or cancel the policy) except Owner shall give Assignee-Owner ninety (90) days' notice prior to surrendering or canceling the policy. Owner shall not generally have the right to borrow or withdraw against the policy without the prior written consent of the Assignee-Owner or as provided in Paragraph 8.

However, if the Owner is at least sixty-two (62) years old and the Cash Value exceeds the Bank's interest as provided in Paragraph 4, the Owner, without the consent of the Bank, may borrow according to the terms of the Policy an amount up to the difference between the Cash Value and the Bank's interest.

         6. ASSIGNEE-OWNER'S COOPERATION. If the above-described policy is in the possession of the Assignee-Owner, Assignee-Owner will, upon notice and request, forward the policy without reasonable delay to the Insurer, if required by the Insurer for any policy transaction or change.

         7. INSURER ACTION. The Insurer is hereby authorized to recognize either the Assignee-Owner or the Owner's claims to rights as defined hereunder without investigating the reason for such action or the validity or the amount of their respective interest hereunder. The Insurer provides this assignment form solely for the convenience of its policyholders and their counsel and is not responsible for its legal or tax validity or effect. Insurer shall not be responsible to account for the actual premium contributions of the parties hereunder, but shall rely solely upon the written declaration of the parties in any distribution or settlement of the policy's lifetime or death values.

         8. RELEASE OF ASSIGNEE-OWNER'S LIMITED OWNERSHIP INTEREST. Upon Owner's request and upon full payment to the Assignee-Owner of its policy interest, as earlier defined at Paragraph 4 herein, Assignee-Owner agrees to release and reassign its then current ownership rights to the Owner. In the alternative, the Owner may pay the Bank the difference between the Bank's cumulative premium payment and the cash value of the Policy. In the event the Owner elects to pay to the Bank the difference between the Bank's cumulative premium payment and the cash value of the Policy, the Bank shall retain an interest in the Policy equal to its cumulative costs of funds. In the event the Owner voluntarily relinquishes his key employee position, Bank shall offer to lend the Owner an amount equal to Assignee-Owner's interest in the policy, which amount shall be accepted as full payment for Assignee-Owner's interest in the policy, or an amount equal to the difference between the Bank's cumulative premium payment and the cash value of the Policy. The term of the note shall be five years and on such additional terms that comply with the then applicable standards set forth in Regulation O of the Board of Governors of the Federal Reserve System. In the event that the Owner, within 30 days after voluntarily relinquishing his key employee position, does not either borrow monies or otherwise reimburse the Bank in an amount equal to Assignee-Owner's interest in the policy, or the difference between the Bank's cumulative premium payment and the cash value of the Policy, the Bank may surrender the policy and recoup its interest in the policy from the Cash Value or, in its sole discretion, continue to maintain the policy for the purpose of recouping its interest as set forth in Paragraph 4(a). Upon the expiration of the 30- day period, Owner consents to and authorizes at any time the surrender of the policy, without further action whatsoever being required by the Owner. In the event of involuntary termination, Bank shall have the option in its sole discretion to surrender the policy and recoup its interest in the policy from the Cash Value. Any amounts received from John Hancock in excess of the Owner's interest shall promptly be paid to the Owner, unless a forfeiture has occurred as provided in Paragraph 9(a).

                  9. FORFEITURE AND RESTRICTIVE COVENANT.

                  (a) Notwithstanding anything to the contrary in this Agreement, if the Board of Directors of the Bank finds after full consideration of the facts presented on behalf on the Bank and the Insured; that the Insured has been engaged in activities or omissions constituting fraud, embezzlement, theft or the commission of a felony or dishonesty in the course of his or her employment by the Bank that has damaged it; or that the Insured has disclosed trade secrets of the Bank or its affiliates; the Insured is removed or prohibited from being an institutional-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act or by Maryland Banking Commissioner pursuant to state law or the insured has violated the restrictive covenant set forth in Section 9(b), the Insured shall thereupon forfeit all rights to the Policy. The decision of the Bank's Board of Directors as to the cause of the Insured's discharge or resignation from employment from the Bank shall be final for purposes of this Agreement, but shall not affect the finality of the Insured's discharge or resignation from employment by the Bank for any other purpose.

                  (b) In the event the Insured retired or otherwise voluntarily terminated his or her employment with the Bank, and the Insured has an ownership interest in the Policy with a cash value in excess of $5,000, the Insured shall not, for a period of two (2) years after termination either directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of one percent (1%) or less in the stock of a publicly traded company):
                  (i) become employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any bank, savings and loan or other similar financial institution if Insured's responsibilities will include providing banking or other financial services in Carroll County or Howard County or any other county or city in which the Bank maintains an office as of the date of the termination of the Insured's employment or if Insured regularly conducts business in or from an office or branch in Carroll County or Howard County or any other county or city in which Bank has an office or branch as of the date of the termination of the Insured's employment; or

                  (ii) participate in any way in hiring or otherwise engaging, or assist in any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by Bank during the one (1) year period immediately prior to the termination of the Insured's employment; or

                  (iii) assist, advise, or serve in any capacity, representative or otherwise, any third party in any action against the Bank or transaction involving the Bank; or

                  (iv) sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the services performed or products sold by the Bank (the preceding hereinafter referred to as "Services"), to or from any person or entity from whom Insured or the Bank provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the two (2) year period immediately prior to the termination of the Insured's employment; or

                  (v) divulge, disclose, or communicate to others in any manner whatsoever, any confidential information of the Bank, including, but not limited to, the names and addresses of customers of the Bank, as they may have existed from time to time or of any of the Bank's prospective customers, work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Bank, earnings or other information concerning the Bank. The restrictions contained in this subparagraph (v) apply to all information regarding the Bank, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, the terms of this subparagraph (v) shall not be limited to the two (2) year restriction set forth above and all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than Insured.

                  (c) JUDICIAL REMEDIES. In the event of a breach or a threatened breach by Insured of any provision of these restrictions, Insured recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Bank, and further recognizes that in such event monetary damages may be inadequate to fully protect Bank. Accordingly, in the event of a breach or threatened breach of this Agreement, Insured consents to Bank's entitlement to such EX PARTE, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing Bank's rights hereunder and preventing Insured from further breaching any of his obligations set forth herein. Insured expressly waives any requirement, based on any statute, rule of procedure, or other source, that Bank post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting Bank from pursuing any other remedies available to Bank at law or in equity for such breach or threatened breach, including the recovery of damages from Insured. Insured expressly acknowledges and agrees that: (i) the restrictions set forth in this Section 9 are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded Bank in this Section 9 are necessary to protect its legitimate business interest, (iii) the restrictions set forth in this Section 9 will not be materially adverse to Insured's ability to obtain gainful employment comparable to Insured's employment with the Bank, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

                  (d) OVERBREADTH OF RESTRICTIVE COVENANT. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

         10. PREMIUM NOTICES. Notices are to be sent to the Assignee-Owner, unless otherwise specified below:

         11. STATE LAW. This Agreement shall be subject to and governed by Maryland Law.

         12. AMENDMENT. This Agreement may only be amended by written agreement of the Owner and Assignee-Owner.

         IN WITNESS WHEREOF, the undersigned Owner and Assignee-Owner have executed this Assignment this _______ day of _________________, 1998, at______.



WITNESS:

------------------------------                 --------------------------------
                                                            Owner

------------------------------                 --------------------------------
                                                      Assignee-Owner

Policy #                          ,
        --------------------------  -----------------------
Insured:
        ----------------------------------------------------
Owner:
        ----------------------------------------------------
Assignee-Owner:
               ---------------------------------------------

         This Assignment was approved and recorded by ___________________ on ___________________, 19_____. By: _________________________.

                                   SCHEDULE I
                        TANEYTOWN BANK AND TRUST COMPANY
                       KEY EMPLOYEE LIFE INSURANCE PROGRAM


         The following persons participate in the Taneytown Bank and Trust Company Key Employee Life Insurance Program:

Brenda Anders
Brian Etzler
Harold Eyler
Cindy Joynes
Donna Oliver
Mike Walsch



                                      -9-